Exhibit 5.3

2, rue Jean Bertholet
L - 1233 Luxembourg	Luxembourg, May 5, 2016
T +352 26 12 29 1
F +352 26 68 43 31

SUBJECT TO FINAL APPROVAL OF THE
ND OPINION COMMITTEE	USD Partners LP;
USDP Finance Corp.

811 Main Street, Suite 2800,
Houston, Texas 77401

(hereinafter, the “Addressees”)

Ladies and Gentlemen,

USD Partners LP - USD 500,000,000 Debt Securities

We have acted as Luxembourg counsel to:

•	USD Terminals International S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg (“Luxembourg”), having its registered office at 6, rue Guillaume Schneider, L-2522 Luxembourg, with a share capital of CAD 1,000,000 and registered with the Luxembourg Register of Commerce and Companies (the “Companies Register”) under number B 181650 (the “Guarantor 1”); and

•	USD Rail International S.à r.l., a private limited liability company (société à responsabilité limitée) governed by the laws of Luxembourg, having its registered office at 6, rue Guillaume Schneider, L-2522 Luxembourg, with a share capital of CAD 40,000 and registered with the Companies Register under number B 181698 (the “Guarantor 2” and together with the Guarantor 1, the “Guarantors”);

in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by USD Partners LP, a Delaware limited partnership (“USD Partners LP”) and USDP Finance Corp., a Delaware Corporation (together, the

This communication is confidential and may also be privileged. It is intended for use by the indicated addressees only. If you are not the intended addressees, we request that you notify us immediately and destroy this communication, as well as any attachments, without copying, forwarding, disclosing or using it in any other way. NautaDutilh Avocats Luxembourg S.à r.l. shall not be held liable for any damage relating to the communication of data or documents. NautaDutilh Avocats Luxembourg S.à r.l. is incorporated as a limited liability company in Luxembourg, with registered office at 2, rue Jean Bertholet L-1233 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B 189905, with a share capital of EUR 12,500 and registered with the Luxembourg bar on List V. All services rendered by NautaDutilh Avocats Luxembourg S.à r.l. are subject to the general terms and conditions of NautaDutilh Avocats Luxembourg S.à r.l., which include, amongst other provisions, a limitation of liability clause and can be consulted at www.nautadutilh.com (under “General Conditions”) and will be provided free of charge upon request.

“Issuers”) and certain other subsidiaries, including the Guarantors, identified on a table of additional registrant guarantors with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the offering, from time to time, as set forth in the Registration Statement and the prospectus contained therein (the “Prospectus”) and as will be set forth in one or more supplements to the Prospectus (each a “Prospectus Supplement”), of (i) common units (“Common Units”) representing limited partner interests in USD Partners LP, (ii) preferred units (“Preferred Units”) in USD Partners LP (iii) debt securities (“Debt Securities”) of any of the Issuers or any combination thereof and (vi) guarantees of the Debt Securities (“Guarantees”) by, among others, the Guarantors. The Common Units, Preferred Units, Debt Securities and Guarantees are referred to collectively as “Securities”.

The Debt Securities are to be issued pursuant to a New York law governed indenture to be entered into with, inter alios, the Issuers, the Guarantors and U.S. Bank, National Association, as trustee (the “Indenture”). The Indenture, the form of which is included as an exhibit to the Registration Statement, is to be executed and delivered at the time the Issuers issue any Debt Securities governed by such Indenture.

When drafting this opinion letter, we have examined (i) the Registration Statement and the Prospectus; and (ii) the form of the Indenture attached as exhibit to the Registration Statement.

This opinion letter is rendered to the Addressees at their request. We have taken instructions solely from the Guarantors.

This opinion letter is solely given for the benefit of, and may be relied upon by, the Addressees and the persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act in connection with the Indenture and the Registration Statement. We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters”. We further consent to the incorporation by reference of this opinion letter and consent into any registration statement or post-effective amendment to the Registration Statement filed pursuant to Rule 462(b) under the Securities Act, with respect to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act on the rules and regulations of the Commission thereunder.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representation or warranty or other information contained in the Indenture or any other document received in connection with this opinion letter, except as to matters expressly covered in this opinion letter.

In rendering the opinions expressed herein, we have exclusively reviewed an electronic copy of the form Indenture, the Articles of Association (as defined and listed at Exhibit A hereto) and the Public Records (as defined and listed at Exhibit A hereto) and we have assumed that the Indenture reflects the reality of the transaction contemplated thereby. We have not investigated or verified any factual matter, whether or not disclosed to us, in the course of our review, and we assume that any such matter is accurate, complete and up-to-date as of the date hereof.

We have not been involved in structuring, drafting or negotiating the Indenture.

This opinion letter sets out our opinion on certain matters of Luxembourg law as of the date hereof, and as presently interpreted under published authoritative case law of Luxembourg courts and the opinions and statements expressed in this opinion letter are limited in all respects to and are to be construed and interpreted in accordance with Luxembourg law. We do not express any opinion on (i) the validity, legality and enforceability of the Indenture, (ii) any tax consequences that may result from, or any registration duties required in connection with, the entry into the Indenture, or (iii) regulatory compliance with any licensing requirements (in particular under the Luxembourg Act dated 5 April 1993 regarding the financial sector, as amended, or the Luxembourg Act dated 2 September 2011 relating to the establishment of certain businesses and business licences). We do not undertake to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes under Luxembourg law subsequent to the date hereof.

Our liability under this opinion letter shall be limited to the amount which is paid out under our professional insurance policy (responsabilité professionnelle) in the relevant matter, plus the amount of the deductible which must be borne by NautaDutilh pursuant to the applicable insurance policy in the matter concerned.

This opinion letter may only be relied upon and our willingness to render this opinion is subject to the condition that the Addressees of this opinion accept that any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the below submission to jurisdiction, is governed by Luxembourg law and that any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts of Luxembourg-City, Luxembourg. No person other than NautaDutilh Avocats Luxembourg S.à r.l. may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms and not in their French or German terms. Luxembourg legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. There are always irreconcilable linguistic differences between legal terms or concepts in different jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Luxembourg legal concepts described by the same English terms. We accept no liability for such conflicts or inconsistencies.

Terms not otherwise defined in this opinion letter shall have the meaning ascribed thereto in the Indenture. Section headings used in this opinion letter are for ease of reference only and are not to affect its construction or be taken into consideration in its interpretation.

Assumptions

For the purposes of this opinion letter, we have assumed that:

a.	the Guarantors have complied with all requirements of the Luxembourg legislation and regulations on the domiciliation of companies, and in particular with the Luxembourg Act dated 31 May 1999 on the domiciliation of companies, as amended from time to time;

b.	the Guarantors are not subject to, nor do they meet the criteria to be subject to, any proceedings for general settlement or composition with creditors (concordat préventif de faillite), controlled management (gestion contrôlée) or moratorium or reprieve from payment (sursis de paiement) and have not been or are not adjudicated bankrupt or been made subject to any other insolvency proceedings under any applicable law or otherwise been limited in their rights to dispose of their assets;

c.	the place of central administration (siège de l’administration centrale), the place of effective management (siège de direction effective) and (for the purposes of the Council Regulation (EC) N° 1346/2000 of 29 May 2000 on insolvency proceedings, as amended, the “Insolvency Regulation”) the centre of main interest (centre des intérêts principaux) of the Guarantors is located at the place of their registered office (siège statutaire) in Luxembourg and the Guarantors have no establishment (within the meaning of the Insolvency Regulation) outside Luxembourg;

d.	the Articles of Association and the Public Records (each as defined and listed at Exhibit A hereto) are true, complete and up-to-date as at the dates referred to therein and such information has not been materially altered since;

e.	no defects affect the incorporation of the Guarantors and the Articles of Association have been executed by a civil law notary who had the power and authority to execute such deed, and the Articles of Association comply with Luxembourg law; such civil law notary has duly and validly complied with all the legal, regulatory and professional obligations (including all relevant searches) incumbent upon it;

f.	none of the managers (gérants) of the Guarantors have a conflict of interest regarding the issue of the Guarantees and the execution of the Indenture;

g.	each of the parties to the Indenture (other than the Guarantors) is duly incorporated, organised, validly existing and in good standing (where applicable) under the laws of its place of incorporation or establishment;

h.	all powers of attorney given to the persons named therein for the purpose of executing the Indenture have been validly granted and confer, under any applicable law (other than Luxembourg law), the necessary power to the persons named therein to execute the Indenture for the execution of which they have been granted;

i.	the Indenture will be duly authorized and executed by any party thereto (other than the Guarantors) and any party thereto (other than the Guarantors) has the capacity, power, authority and legal right to execute and perform its obligations thereunder, and all applicable laws and regulations (other than Luxembourg law but only to the extent opined on herein) will be complied with;

j.	there are no other arrangements between any of the parties to the Indenture which modify or supersede any of the terms of the Indenture;

k.	the parties to the Indenture shall enter into the same (i) in good faith, for business purposes, in their corporate interest (in respect of the Guarantors), and (ii) without misappropriating corporate assets (in respect of the Guarantors: abus des biens sociaux) and without the intention to defraud any other parties (in particular creditors) or deprive such parties of any legal benefits or to circumvent any applicable laws or regulations of any jurisdiction;

l.	all authorizations, approvals and consents required under the laws or regulations of any jurisdiction (other than Luxembourg), which may be required in connection with the execution and performance of the Indenture will be obtained;

m.	the Guarantors are not under any contractual obligation to obtain the consent, approval, permission or otherwise of any third party or person in connection with the execution of, entry into, and performance of their obligations under the Indenture;

n.	the Addressees are not Luxembourg companies, do not act through a Luxembourg branch, permanent establishment, fixed place of business or permanent representative or have any other form of taxable presence in Luxembourg, are duly qualified or licensed to carry out their business in its country of incorporation or establishment and have complied with any requirements in their country of incorporation or establishment to provide services abroad;

o.	the guaranteeing under the Indenture does not and will not cause any guarantee or similar limit binding upon the Guarantors to be exceeded; and

p.	no provision of law (other than Luxembourg law) would adversely affect or have any negative impact on the opinions we express in this opinion letter.

q.	at the time of issuance of any Guarantees by the Guarantors:

(i) the Registration Statement (including all necessary post-effective amendments) has become effective under the Securities Act and such effectiveness has not been terminated or rescinded;

(ii) an appropriate Prospectus Supplement with respect to such Securities has been prepared and filed in compliance with the Securities Act and the applicable rules and regulations thereunder;

(iii) such Securities have been offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and the appropriate Prospectus Supplement;

(iv) if such Securities are to be issued or sold pursuant to a definitive purchase, subscription, underwriting or similar agreement, such agreement has been duly authorized, executed and delivered by the Issuers and, if applicable, Guarantors of such Securities and the other parties thereto;

(v) at the time of issuance of any such Securities, each of the Issuers validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation or establishment and has the necessary corporate or partnership power and authority to issue such Securities and to execute and deliver such Securities and any applicable Indentures;

(vi) such Securities and any applicable Indenture have been duly authorized, executed and delivered by the trustee, if any, and the other parties thereto and constitute legally valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms;

r.	at the time of execution of the Indenture and issuance of any Guarantees by the Guarantors, (i) said Guarantors have taken all corporate actions required by their Articles of Association and the law on commercial companies dated 10 August 1915, as amended (the “Companies Act”) in connection with the approval, authorisation, and the entry into the Indenture and the performance of their obligations thereunder including but not limited to the issue of the Guarantees; and (ii) the Indenture has been validly executed on behalf of the Guarantors.

Opinions

Based upon the foregoing assumptions and subject to the qualifications set forth herein and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.	The Guarantors have been incorporated and are existing for an unlimited duration as private limited liability companies (sociétés à responsabilité limitée) under the laws of Luxembourg.

Corporate Power

2.	The Guarantors have the corporate power and authority to enter into and execute the Indenture and to perform their obligations thereunder.

Corporate Action

3.	The Guarantors will have taken all corporate actions required by their Articles of Association and the Companies Act in connection with the approval, authorization, and the entry into the Indenture and the performance of their obligations thereunder.

No Violation

4.	The Guarantors do not violate any provision of their Articles of Association by entering into the Indenture and the execution of the Indenture by the Guarantors does not in itself violate any provision of the Companies Act.

No Authorizations, Consents and Approvals

5.	The entry by the Guarantors into the Indenture does not require the Guarantors to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any governmental authority in Luxembourg.

Validity of the Guarantees

6.	The Guarantees of the Guarantors, when validly approved by the board of managers (gérants) of the Guarantors and when issued in accordance with the Registration Statement, the Prospectus, the applicable Prospectus Supplement and the applicable Indenture, will be validly issued and will constitute valid and binding obligations of the Guarantors.

Qualifications

The opinions expressed above are subject to the following qualifications:

A.	As Luxembourg lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Indenture and the obligations of the parties to the Indenture under applicable law other than Luxembourg law, and we have made no investigation of such meaning and purport. Our review of the Indenture and of any other documents subject or expressed to be subject to any law other than Luxembourg law has therefore been limited to the terms of such documents as they appear to us on their face.

B.	Corporate documents (including but not limited to a notice of a winding-up order or resolution, notice of the appointment of a receiver, administrator, or administrative receiver) may not be held immediately at the Companies Register and there may be a delay in the relevant notice appearing on the file of the Guarantors, which may therefore be incomplete and/or inaccurate, and the Extracts may not constitute conclusive evidence of the facts reflected therein.

C.	Under Article 9(4) of the Companies Act, documents and extracts of documents will only be valid vis-à-vis third parties from the day of their publication in the Luxembourg Official Gazette (Mémorial C, Recueil des Sociétés et Associations) unless the Guarantors prove that the relevant third parties had prior knowledge thereof. Third parties may however rely upon documents, which have not yet been published. Such documents are not enforceable against third parties during 15 (fifteen) days following publication if they prove that it was impossible for them to have knowledge thereof. Publication may take several weeks.

D.	An enquiry with the Companies Register is not capable of conclusively revealing whether or not a winding-up petition or a petition for the making of an administration or bankruptcy order or similar action has been presented or is threatened to be presented; therefore, any reliance on the Negative Certificates should be made with regard to the functionality of the Companies Register.

E.	We have noted that the Guarantors have not always strictly complied with all material provisions of the Companies Act. Notably, the financial statements, the management report and the auditor’s report for the financial years ending 2013 have not been deposited timely with the Companies Register and the financial statements, the management report and the auditor’s report for the financial years ending 2014 have not been deposited with the Companies Register, as required by Luxembourg law.

F.	Any activity by the Guarantors contrary to criminal law as well as any serious violation (contravention grave) by the Guarantors of the provisions of the Luxembourg Commercial Code, of the laws governing commercial companies (including without limitation with respect to any business licence requirement) and in particular of the Luxembourg Act of 31 May 1999 on the domiciliation of companies, as amended from time to time, may lead to the liquidation and winding-up of the Guarantors. The assessment of whether any violation of said requirements is serious, is left to the discretion of the courts. For the purpose of this opinion letter, we have not verified whether or not the Guarantors have complied with all requirements of Luxembourg law applicable to the domiciliation of companies.

G.	The rights and the obligations of the Guarantors under the Indenture may be affected or limited by bankruptcy (faillite), insolvency, liquidation (liquidation), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement or composition with creditors (concordat préventif de faillite), fraudulent conveyance (actio pauliana), reorganisation or similar Luxembourg or foreign laws affecting the enforcement of creditor’s rights generally.

Each power of attorney and mandate, as well as any agency provisions granted and all appointments made by the Guarantors, will terminate by law and without notice upon the Guarantors’ bankruptcy (faillite), and become ineffective upon the entering of the Guarantors into controlled management (gestion contrôlée) and suspension of payment (sursis de paiement).

H.	Certain obligations other than payment obligations might not be the subject of specific performance under Luxembourg court orders and result only in damages.

I.	There is no Luxembourg legislation or published authoritative court precedent which specifically addresses the granting of a guarantee or third party security by a Luxembourg company in favour of a subsidiary, a parent company or an affiliated company (each, a “Group Company”). Belgian and French court precedents, however, have retained certain criteria on the basis of which they have held that a Belgian or French company may validly grant a guarantee or a third party security for the obligations of a Group Company. Such findings may influence the findings of a Luxembourg court and the latter, placed in a similar context, may hold that a Luxembourg company may validly grant a guarantee or a third party security for the obligations of a Group Company provided that the following cumulative conditions are met:

(i)	the corporate object expressly allows the granting of a guarantee and/ or a third party security to such a Group Company;

(ii)	the Guarantor is a member of a structured group with a common economic strategy;

(iii)	the Guarantor can demonstrate that it derives a benefit from it; and

(iv)	the commitments of the Guarantor and/or grantor of a security right are not disproportionate to the commitments of any other Group Companies involved in the same transaction and do not exceed the company’s financial capacity.

If a Luxembourg court were to consider that the granting of the guarantee or third party security was contrary to the interest of the company, its management may be held civilly and criminally liable for any action taken in that context and the transaction may, inter alia, be declared null and void based on the concept of illegal cause (cause illicite).

J.	Any guarantees given pursuant to or in connection with the Indenture are subject to all applicable principles of Luxembourg law which, amongst other things, may operate to reduce or extinguish the liabilities of guarantor notwithstanding the express terms of such guarantees. In particular, the guarantees could under Luxembourg law constitute a suretyship (cautionnement) or a first demand guarantee or an independent guarantee. The validity and enforceability of a suretyship (which constitutes an accessory obligation) is subject to the validity of the (underlying) obligation. It follows that, under Luxembourg law, the provider of a suretyship is entitled to raise all the defences which can be raised in respect of the (underlying) obligation, except for defences that are personal to the main obligor whose obligations are the object of the suretyship. The provider of a suretyship may not waive these provisions. It is possible that a Luxembourg court would consider these provisions to be of Luxembourg international public policy which would set aside the relevant foreign governing law.

K.	We express no opinion as to the accuracy or completeness, at all relevant times, of any warranties and representations given, made or repeated, as the case may be, by the parties to the Indenture (expressly or impliedly) as to matters of fact (other than to the extent they are subject matter of specific opinions).

L.	The rights and obligations of the parties under the Indenture may be limited by general principles of criminal law, including but not limited to criminal freezing injunctions.

M.	We do not opine on any clause of the Indenture incorporating by reference certain provisions of any documents which we have not reviewed and on which we have not been requested to opine.

N.	We do not express any opinion in this opinion letter on any taxation matters or taxation consequences relating to the entering by the parties into or the performance by the parties of the Indenture or any other tax matters.

Yours faithfully,

/s/ Romain Sabatier

NautaDutilh Avocats Luxembourg S.à r.l.
Authorized Signatory:
Romain Sabatier

EXHIBIT A

LIST OF CORPORATE DOCUMENTS

AND PUBLIC RECORDS

1.	A copy of the restated articles of association of the Guarantor 1 dated 23 May 2014 (the “Articles of Association 1”);

2.	A copy of the restated articles of association of the Guarantor 2 dated 6 November 2013 (the “Articles of Association 2” and together with the Articles of Association 2, the “Articles of Association”);

3.	an electronic copy of the resolutions of the board of managers (gérants) of the Guarantor 1 dated April 27, 2016 which, inter alia, approve the filing of the Registration Statement;

4.	an electronic copy of the resolutions of the board of managers (gérants) of the Guarantor 2 dated April 27, 2016 which, inter alia, approve the filing of the Registration Statement;

5.	an electronic copy of a certificate of non-registration of judgments, issued by the Companies Register for the Guarantor 1 on May 4, 2016 and reflecting the situation of May 3, 2016, stating that the Guarantor 1 has not been declared bankrupt (en faillite) and that it has not applied for general settlement or composition with creditors (concordat préventif de faillite), controlled management (gestion contrôlée) or reprieve from payment (sursis de paiement) or such other proceedings listed at Article 13, items 2 to 11, 13 and Article 14 of the Luxembourg Act dated 19 December 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the Companies (as amended from time to time) (the “Negative Certificate 1”);

6.	an electronic copy of a certificate of non-registration of judgments, issued by the Companies Register for the Guarantor 2 on May 4, 2016 and reflecting the situation of May 3, 2016, stating that the Guarantor 2 has not been declared bankrupt (en faillite) and that it has not applied for general settlement or composition with creditors (concordat préventif de faillite), controlled management (gestion contrôlée) or reprieve from payment (sursis de paiement) or such other proceedings listed at Article 13, items 2 to 11, 13 and Article 14 of the Luxembourg Act dated 19 December 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the Companies (as amended from time to time) (the “Negative Certificate 2” and together with the Negative Certificate 1, the “Negative Certificates”);

7.	a register extract for the Guarantor 1 at the Companies Register, dated May 4, 2016 (the “Extract 1”); and

8.	a register extract for the Guarantor 2 at the Companies Register, dated May 4, 2016 (the “Extract 2” and together with the Extract 1, the “Extracts”).

The documents referenced at items 3. and 6. above are collectively referred to as the “Public Records.”